Exhibit 4.2

ADDUS HOLDING CORPORATION

STOCKHOLDERS’ AGREEMENT

September 19, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION		1

ARTICLE II BOARD REPRESENTATION		9

2.1.	Board Representation.	9
2.2.	Voting Agreement.	11
2.3.	Interim Director.	12
2.4.	Committees; Subsidiaries.	12
2.5.	Vacancies and Removal.	12
2.6.	Non-Voting Observers.	13
2.7.	Meetings; Expenses.	14
2.8.	Board Expansion Option.	14

ARTICLE III ISSUANCE AND TRANSFER OF SHARES		14

3.1.	Future Stockholders.	14
3.2.	Limitations on Transfers.	14
3.3.	Repurchase Right.	16
3.4.	Co-Sale Rights.	18
3.5.	Preemptive Rights.	19
3.6.	Right of First Refusal.	20
3.7.	Approved Sale; Sale of the Corporation.	22

ARTICLE IV PROTECTIVE PROVISIONS		23

4.1.	Investor Director Protective Covenants.	23
4.2.	Investor Stockholders Protective Covenants.	25
4.3.	Management Stockholders Protective Covenants.	25
4.4.	Subsidiaries and Committees.	26

ARTICLE V ADDITIONAL AGREEMENTS		26

5.1.	Information Rights.	26
5.2.	Access to Records and Properties.	28
5.3.	Regulatory Matters.	28
5.4.	Expenses.	29
5.5.	Irrevocable Proxy.	29
5.6.	Director’s and Officer’s Insurance.	30

ARTICLE VI MISCELLANEOUS		30

6.1.	Termination.	30
6.2.	Legend on Stock Certificates.	30
6.3.	Governing Law; Dispute Resolution.	30
6.4.	Severability.	32

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6.5.	Assignments; Successors and Assigns.	32
6.6.	Amendments; Waivers.	32
6.7.	Notices.	32
6.8.	Headings.	33
6.9.	Nouns and Pronouns.	33
6.10.	Entire Agreement.	33
6.11.	Counterparts.	33
6.12.	Conflicting Agreements.	34
6.13.	Third Party Reliance.	34
6.14.	Consultation with Counsel, etc.	34
6.15.	Prevailing Party.	34
6.16.	Interpretation.	35
6.17.	Lender.	35

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FORM OF STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT (this “Agreement”) dated as of September 19, 2006, among Addus Holding Corporation, a Delaware corporation (the “Corporation”), the Investors (as defined herein) and the Management Stockholders (as defined herein).

WHEREAS, each Stockholder (as defined herein) owns, as of the date hereof, that number of Shares (as defined herein) set forth opposite such Stockholder’s name on Annex I attached hereto or Annex II attached hereto, as applicable; and

WHEREAS, the Stockholders believe it to be in the best interest of the Corporation and the Stockholders to provide for the continued stability of the business and policies of the Corporation and its subsidiaries, as the same may exist from time to time.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

The following terms have the following meanings:

“Additional Investor Directors” shall have the meaning set forth in Section 2.1(b)(v) hereof.

“Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Approved Sale” shall have the meaning set forth in Section 3.7 hereof.

“Arbitrator” shall have the meaning set forth in Section 6.3(b).

“Authorized Representatives” shall have the meaning set forth in Section 5.2 hereof.

“Board” means the Board of Directors of the Corporation.

“Board Expansion Option” shall have the meaning set forth in Section 2.8 hereof.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Bylaws” shall mean the bylaws of the Corporation (as the same may be amended, modified or supplemented from time-to-time after the date hereof).

“Cause” shall have the meaning set forth in the applicable Employment Agreement, or, in the absence of an Employment Agreement, shall mean a Termination of Employment for Cause (as defined herein).

“Charter” means the Certificate of Incorporation of the Corporation in effect at the time in question, as the same may be amended, modified or supplemented from time-to-time after the date hereof (as permitted by the terms of this Agreement).

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Common Stock Equivalent” means, at any time, one share of Common Stock or the right to acquire, whether or not such right is immediately exercisable, one share of Common Stock, whether evidenced by an option, warrant, convertible security or other instrument or agreement.

“Corporation” shall have the meaning set forth in the preamble.

“Corporation Governing Body” shall have the meaning set forth in Section 2.6(b) hereof.

“Co-Sale Notice” shall have the meaning set forth in Section 3.4(a)(i) hereof.

“Co-Sale Transferee” shall have the meaning set forth in Section 3.4(a) hereof.

“Co-Sale Transferor” shall have the meaning set forth in Section 3.4(a) hereof.

“Disability Notice” shall have the meaning set forth in Section 3.3(e) hereof.

“Employment Agreement” means, with respect to any Management Stockholder, the employment agreement entered into between such Management Stockholder and Addus HealthCare, Inc. or Addus Management Corporation (as each such Employment Agreement may be amended, restated or otherwise supplemented from time-to-time).

“Eos Capital” means Eos Capital Partners III, L.P., a Delaware limited partnership.

“Eos Capital Director” shall have the meaning set forth in Section 2.1(b)(i).

“Eos Entities” means Eos Capital, Eos SBIC III and any Permitted Transferee thereof.

“Eos SBIC Directors” shall have the meaning set forth in Section 2.1(b)(ii).

“Eos SBIC III” means Eos Partners SBIC III, L.P., a Delaware limited partnership.

“Equity Securities” means all shares of capital stock of the Corporation, all securities convertible into or exchangeable for shares of capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.

“Excluded Stock” means (i) shares of Common Stock at any time issuable upon the exercise of options granted to directors, officers, bona fide consultants and employees of the Corporation issued pursuant to a Board-approved option or incentive plan including the Corporation’s 2006 Stock Incentive Plan in an amount not to exceed 83,272 shares of Common Stock in the aggregate (as adjusted from time-to-time in the event of any stock dividend or distribution, stock split, reverse stock split or combination or other similar pro rata recapitalization event affecting any class or series of Common Stock), (ii) stock, warrants or other securities issued to a bank or other financial institution in connection with a financing, not to exceed five percent (5%) of the issued and outstanding shares of Common Stock in the aggregate, (iii) shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, (iv) shares of Common Stock issued in connection with any acquisition by the Corporation approved by the Board (including at least one director nominated pursuant to Section 2.1(b)(i) or 2.1(b)(ii) of this Agreement), (v) shares of Common Stock issued by the Corporation in a QIPO, (vi) Equity Securities of the Corporation issued after the date hereof to give effect to any stock dividend or distribution, stock split, reverse stock split or combination or other similar pro rata recapitalization event affecting any class or series of Common Stock, and (vii) securities of the Corporation that are redeemable by the Corporation upon a date certain by the Corporation but are not Common Stock Equivalents.

“Fair Market Value” shall have the meaning set forth in Section 3.3(d) hereof.

“Financing Documents” shall have the meaning set forth in Section 3.3(e) hereof.

“For Cause Repurchase Right” shall have the meaning set forth in Section 3.3(a) hereof.

“Freeport” means Freeport Loan Fund LLC and any Permitted Transferee thereof.

“Future Stockholder” shall have the meaning set forth in Section 3.1 hereof.

“Governmental Entity” has the meaning ascribed to such term in the Purchase Agreement.

“Group” means:

(a) in the case of any Stockholder who is an individual, (i) such Stockholder, (ii) the spouse, parent, sibling or lineal descendants of such Stockholder, (iii) all trusts for the benefit of such Stockholder or any of the foregoing, (iv) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing, and (v) all Affiliates of such Stockholder;

(b) in the case of any Stockholder that is a partnership, (i) such Stockholder, (ii) its limited, special and general partners, (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets or with which it shall be merged, and (iv) all Affiliates and employees of and consultants to, such Stockholder; and

(c) in the case of any Stockholder which is a corporation or a limited liability company, (i) such Stockholder, (ii) its stockholders or members as the case may be, (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets, and (iv) all Affiliates of such Stockholder.

“Independent Directors” shall have the meaning set forth in Section 2.1(b)(iv) hereof.

“Initial Subscribing Investor” shall have the meaning set forth in Section 3.5(f) hereof.

“Investor Directors” means the Eos Capital Director, the Eos SBIC Directors and the Additional Investor Directors, if any.

“Investor Nominee” shall have the meaning set forth in Section 3.7(c) hereof.

“Investors” means the Persons set forth on Annex I hereto and any Person who becomes a party to this Agreement as an Investor pursuant to Section 3.1 or 3.2.

“Investor Shares” means all Equity Securities of the Corporation held at any time during the term of this Agreement by the Investors.

“Joinder Agreement” shall have the meaning set forth in Section 3.1 hereof.

“Liquidation” shall have the meaning set forth in the Charter.

“Major Management Stockholder” means any Management Stockholder that owns (i) more than 10% of all the outstanding Common Stock Equivalents or (ii) more than 50% of all the outstanding Common Stock Equivalents owned by all Management Stockholders (so long as at least 50% of the Original Management Stockholder Shares remain outstanding).

“Majority in Interest” means, (i) with respect to the Investor Shares, the holders of at least a majority of the Investor Shares then outstanding and (ii) with respect to the Management Stockholder Shares, the holders of at least a majority of the Management Stockholder Shares then outstanding, and, if applicable, the Original Management Stockholder Threshold.

“Management Agreement” means that certain Management and Consulting Agreement dated as of the date hereof between Addus HealthCare, Inc. and Eos Management, Inc. (as it may be amended, restated, supplemented or otherwise modified from time-to-time).

“Management Directors” shall have the meaning set forth in Section 2.1(b)(iii) hereof.

“Management Stockholder” means the Persons set forth on Annex II hereto and any Person who becomes a party to this Agreement as a Management Stockholder pursuant to Section 3.1 or 3.2.

“Management Stockholder Shares” means all Equity Securities held at any time during the term of this Agreement by the Management Stockholders.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“New Securities” means all Equity Securities other than Excluded Stock.

“Observer” shall have the meaning set forth in Section 2.6(a).

“Offer Notice” shall have the meaning set forth in Section 3.6(a).

“Offerees” shall have the meaning set forth in Section 3.6(a).

“Original Management Stockholder Shares” means the Management Stockholder Shares outstanding on the date hereof.

“Original Management Stockholder Threshold” means the holders of a majority of the Original Management Stockholder Shares so long as at least fifty percent (50%) of the Original Management Stockholder Shares remain outstanding.

“Original Purchase Price” means One Hundred Dollars ($100) per share (subject to pro rata adjustment in the event of any stock split, stock dividend or other subdivision of the Equity Securities or other similar pro rata recapitalization event effecting the Equity Securities).

“Other Accredited Stockholders” shall have the meaning set forth in Section 3.5(f) hereof.

“Other Stockholders” shall have the meaning set forth in Section 3.4(a)(i) hereof.

“Permitted Family Transferee” means, with respect to any Management Stockholder (and each Permitted Transferee of such Management Stockholder), (i) the spouse, sibling or any lineal descendant (including adopted children) of such Person, (ii) any trust solely for the benefit of such Person and/or the spouse or lineal descendants (including adopted children) of such Person, (iii) a charitable foundation under the Control of such Person, (iv) a family trust, partnership or limited liability company under the Control of such Person or established solely for the benefit of such Person and/or such Person’s spouse or lineal descendants (including adopted children) or for estate planning purposes provided such family trust, partnership or limited liability company remains under the Control of such Person, or (v) the estate of such Person.

“Permitted Transfer” means (a) with respect to a Management Stockholder, any Transfer by such Management Stockholder to (i) a Permitted Family Transferee of such Management Stockholder, (ii) any Transferee approved in writing by the Investors holding a majority of the Investor Shares outstanding at such time or (iii) any other Management Stockholder or any Permitted Family Transferee of such Management Stockholder, (b) with respect to a Stockholder who is an Investor, any Transfer by such Investor to a member of such Investor’s Group and (c) with respect to W. Andrew Wright, III, any transfer to an officer of the Corporation not to exceed up to five officers in the aggregate.

“Permitted Transferee” means any Person to whom a Permitted Transfer is made.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Preemptive Offer” shall have the meaning set forth in Section 3.5(a) hereof.

“Preemptive Offer Notice” shall have the meaning set forth in Section 3.5(a) hereof.

“Preemptive Offer Number” shall have the meaning set forth in Section 3.5(b) hereof.

“Preemptive Offer Period” shall have the meaning set forth in Section 3.5(a) hereof.

“Preferred Stock” shall have the meaning set forth in the Charter.

“Prevailing Party” means, in an action seeking (i) monetary damages, a party securing as a final judgment, a dollar amount (excluding interest) that is equal to or greater than fifty percent (50%) of the amount claimed as damages in the complaint or as a counterclaim in the answer, and, if such party fails to secure an amount equal to or greater than fifty percent (50%) of the amount claimed, then the other party shall be deemed to be the prevailing party for purposes of this Agreement; (ii) a declaratory ruling or a permanent injunction, a party successfully securing the relief sought, and, if such party is unsuccessful securing such relief, then the other party shall be deemed to be the prevailing party; and (iii) monetary damages and a demand for a declaratory ruling or permanent injunction, a party satisfying the criteria in both clauses (i) and (ii), and, if such party does not satisfy such criteria, then the other party shall be deemed to be the prevailing party; provided, however, if one party would be a prevailing party under one of the clauses in this definition and the other party would be a prevailing under another clause, then neither party shall be deemed a prevailing party for purposes of this Agreement.

“Pro Rata Amount” means, with respect to any Stockholder, the quotient obtained by dividing (i) the number of Common Stock Equivalents held by such Stockholder by (ii) the aggregate number of Common Stock Equivalents held by all Stockholders or class of Stockholders (as applicable); provided, however, that “out-of-the-money” stock options shall not be deemed Common Stock Equivalents for purposes of calculating the Pro Rata Amount.

“Public Offering” shall mean the offering of Common Stock on a public exchange.

“Purchase Agreement” means that certain Stock Purchase Agreement dated as of September 19, 2006 by and among the Corporation, Addus Management Corporation, Addus Acquisition Corporation, Addus HealthCare, Inc., W. Andrew Wright, III, as Sellers’ Representative, and the sellers set forth on Exhibit A thereto (as the same may be amended, restated or otherwise modified from time-to-time).

“Purchase Notice” shall have the meaning set forth in Section 3.5(b) hereof.

“QIPO” means the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement filed on Form S-1 (or its successor form) under the Securities Act resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than Fifty Million Dollars ($50,000,000).

“Refusal Shares” shall have the meaning set forth in Section 3.6(a) hereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date hereof among the Corporation and the Stockholders (as amended, modified or supplemented from time-to-time).

“Regulatory Agreement” means that certain Regulatory Agreement dated as of the date hereof among the Corporation and Eos SBIC III (as amended, modified or supplemented from time-to-time).

“Related Person” shall have the meaning set forth in Section 4.1 hereof.

“Representative” shall have the meaning set forth in Section 6.3(b).

“Repurchase Disability” shall have the meaning set forth in Section 3.3(e) hereof.

“Repurchase Date” shall have the meaning set forth in Section 3.3(b) hereof.

“Repurchase Notice” shall mean the notice provided by the Corporation to a Management Stockholder (or a Permitted Transferee of such Management Stockholder) in connection with the Corporation’s exercise of a Repurchase Right.

“Repurchase Price” shall have the meaning set forth in Section 3.3(b) hereof.

“Repurchase Price Adjustment” shall have the meaning set forth in Section 3.3(b) hereof.

“Repurchase Right” shall have the meaning set forth in Section 3.3(a) hereof.

“Sale of the Corporation” shall have the meaning set forth in the Charter.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in Section 3.6(a) hereof.

“Series A Preference Amount” shall have the meaning set forth in the Charter.

“Series A Preferred Stock” means the Corporation’s Series A Convertible Preferred Stock, $0.001 par value per share.

“Shares” means all Investor Shares and all Management Stockholder Shares.

“Stockholders” means the Investors, the Management Stockholders and any Future Stockholders.

“Stock Incentive Plan” means the Corporation’s 2006 Stock Incentive Plan (as such plan may be amended, restated or otherwise modified from time-to-time).

“Subscribing Stockholders” shall have the meaning set forth in Section 3.5(a) hereof.

“Subsidiary” means, with respect to any Person, any other Person the majority of whose Equity Securities or voting securities are directly or indirectly owned or controlled by such Person.

“Subsidiary Governing Body” shall have the meaning set forth in Section 2.6(b) hereof.

“Tag Along Notice” shall have the meaning set forth in Section 3.4(c) hereof.

“Termination Date” means the earlier to occur of: (i) the closing of a QIPO and (ii) the closing of a Liquidation.

“Termination of Employment for Cause” shall mean termination relating to (i) the conviction of a crime involving fraud, theft or dishonesty by the Management Stockholder; (ii) the Management Stockholder’s willful and continuing disregard of lawful instructions of the Board or superiors (if any), or the Management Stockholder’s willful misconduct in carrying out his or her position and duties of employment; (iii) the use of alcohol or drugs by the Management Stockholder to an extent that such use interferes in any manner with the performance of the Management Stockholder’s duties and responsibilities as an employee of the Corporation; (iv) the failure by the Management Stockholder to observe material Corporation policies generally applicable to employees of the Corporation, or (v) the conviction of the Management Stockholder for violating any law constituting a felony (including the Foreign Corrupt Practices Act of 1977).

“Third Party” means, with respect to any Stockholder, any Person that is not (i) the Corporation or (ii) a member of the Group of such Stockholder.

“Transfer” means to sell, transfer, assign, pledge, hypothecate or otherwise dispose of Equity Securities, either voluntarily or involuntarily and with or without consideration excluding by Management Stockholders to the Corporation upon a termination of employment or by any Investors to the Corporation.

“Transferee” means any Person to whom a Stockholder shall Transfer Shares.

ARTICLE II

BOARD REPRESENTATION

2.1.	Board Representation.

(a) The Corporation and the Stockholders shall take such corporate actions as may be required to ensure that (i) the number of directors constituting the Board is at all times no greater than eight (8) (subject to increase pursuant to the Board Expansion Option), and (ii) the presence of at least two (2) Investor Directors is required to constitute a quorum of the Board. The Board shall initially be set at five (5) members.

(b) The Board shall be comprised as follows:

(i) Subject to clause (vi) below, Eos Capital shall be entitled: (A) to nominate two (2) individuals to the Board to serve as directors (the “Eos Capital Directors”) until their respective successors are elected and qualified, (B) to nominate each successor to the Eos Capital Directors and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); the Eos Capital Directors shall initially be Brian Young and Mark L. First;

(ii) Subject to clause (vi) below, Eos SBIC III shall be entitled: (A) to nominate one (1) individual to the Board to serve as director (the “Eos SBIC Director”) until his respective successor is elected and qualified, (B) to nominate each successor to the Eos SBIC Director and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); the Eos SBIC Director shall initially be Simon Bachleda;

(iii) Subject to Section 2.1(d), a Majority in Interest of the Management Stockholders, so long as they continue to own, directly or indirectly, at least fifty percent (50%) of the Management Stockholder Shares owned by them in the aggregate on the date hereof, shall be entitled: (A) to nominate two (2) individuals to the Board to serve as directors (each, a “Management Director”, and together the “Management Directors”) until their respective successors are elected and qualified, (B) to nominate each successor to the Management Directors and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); provided, however, that if the Management Stockholders continue to own, directly or indirectly, less than fifty percent (50%) but at least twenty-five percent (25%) of the

Management Stockholder Shares owned by them in the aggregate on the date hereof, a Majority in Interest of the Management Stockholders shall be entitled to nominate only one (1) Management Director to the Board. For purposes of clarification, if the Management Stockholders own, directly or indirectly, less than twenty-five percent (25%) of the Management Stockholder Shares owned by them in the aggregate on the date hereof, they shall no longer be entitled to nominate a Management Director to the Board. The Management Directors shall initially be W. Andrew Wright, III and Mark S. Heaney;

(iv) a majority of the Investor Directors and the Management Directors (that includes the vote of at least one (1) Management Director) acting together shall be entitled: (A) to nominate up to three (3) individuals to the Board to serve as directors (the “Independent Directors”) until their respective successors are elected and qualified, (B) to nominate each successor to the Independent Directors and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); provided, however, that such nominee and any successor may not be (x) an officer or employee of the Corporation, (y) any Management Stockholder or (z) any Investor, and shall be knowledgeable in the Corporation’s industry;

(v) upon the occurrence of the Board Expansion Option in accordance with Section 2.8, a Majority in Interest of the Investors shall be entitled: (A) to nominate up to three (3) individuals to the Board to serve as directors (the “Additional Investor Directors”) until their respective successors are elected and qualified, (B) to nominate each successor to the Additional Investor Directors and (C) to direct the removal from the Board of any Additional Investor Director nominated under the foregoing clauses (A) or (B); and

(vi) For so long as the Eos Entities have not received their aggregate Series A Preference Amount, the Eos Entities shall continue to retain the rights set forth in Section 2.1(b)(i), Section 2.1(b)(ii), Section 2.1(b)(v) and Section 2.8. At such time as the Eos Entities have been paid their aggregate Series A Preference Amount in full, the following provisions shall apply:

(A)	so long as the Investors continue to own, directly or indirectly, at least twenty-five percent (25%) of the Investor Shares owned by them in the aggregate on the date hereof, Section 2.1(b)(i), Section 2.1(b)(ii), Section 2.1(b)(v) and Section 2.8 shall remain in full force and effect;

(B)	so long as the Investors continue to own, directly or indirectly, at least five percent (5%) but less than twenty-five percent (25%) of the Investor Shares owned by them in the aggregate on the date hereof, (x) Section 2.1(b)(ii) shall remain in full force and effect, (y) Section 2.1(b)(i)(A) shall be amended such that Eos Capital shall only be entitled to nominate (and remove) one (1) individual to the Board to serve as a director and (z) Section 2.1(b)(v) and the Board Expansion Option set forth in Section 2.8 shall terminate and be of no further force and effect; and

(C)	if the Investors own, directly or indirectly, less than five percent (5%) of the Investor Shares owned by them in the aggregate on the date hereof, the Eos Entities shall no longer be entitled to nominate any individuals to the Board.

(c) Each nomination or any proposal to remove from the Board any director shall be made by delivering to the Corporation a notice signed by the party or parties entitled to such nomination or proposal. As promptly as practicable, but in any event within ten (10) days, after delivery of such notice, the Corporation shall take or cause to be taken such corporate actions as may be reasonably required to cause the election or removal proposed in such notice. Such corporate actions may include calling a meeting or soliciting a written consent of the Board, or calling a meeting or soliciting a written consent of the Stockholders.

(d) Notwithstanding anything to the contrary contained herein, the Management Stockholders may not appoint an individual other than (i) W. Andrew Wright, III, (ii) Mark S. Heaney or (iii) any individual set forth on Annex III hereto, as a Management Director without the prior written consent of Eos Capital, which consent shall not be unreasonably withheld.

2.2.	Voting Agreement.

(a) Each Stockholder covenants and agrees to vote all Equity Securities held by such Stockholder for (i) the election to the Board of all individuals nominated in accordance with Section 2.1 and for the removal from the Board of all directors proposed to be removed in accordance with Section 2.1, and (ii) the election to each committee of the Board of the Investor Directors and the Management Directors nominated in accordance with Section 2.4, and in each case shall take all actions required on its behalf to give effect to the agreements set forth in this Article II. Each Stockholder shall use its respective best efforts to cause each director originally nominated by such Stockholder to vote for the election to the Board of all individuals nominated in accordance with Section 2.1.

(b) Pursuant to this Section 2.2, each undersigned Stockholder hereby approves and votes all of his, her or its Equity Securities in favor of the election to the Board of each of the initial designees named pursuant to Section 2.1(b) above.

(c) Each Management Stockholder hereby delivers to Eos Capital an irrevocable proxy, coupled with an interest, authorizing Eos Capital to act as proxy of such Management Stockholder solely in connection with such Management Stockholder’s agreements contained in this Article II, with full powers of substitution and resubstitution, and hereby authorizes Eos Capital to vote, give consents and in all other ways act in such Management Stockholder’s place with respect to all Management Stockholder Shares held by such Management Stockholder (and any and all other Equity Securities issued in respect thereof) solely in connection with such Management Stockholder’s agreements contained in this Article II, which proxy shall be valid and remain in effect until the provisions of this Article II expire; provided, however, that a Management Stockholder’s ability to vote to appoint or remove a Management Director or appoint or remove an Independent Director shall not be subject to the irrevocable proxy, interest or authority delivered in this Section 2.2(c).

2.3.	Interim Director.

The Corporation shall notify each Stockholder of the occurrence of any vacancy in any seat of the Board. If the Stockholders entitled to nominate a successor to fill such vacancy fail to do so within fifteen (15) days after delivery of such notice, such vacancy may be filled in accordance with the Bylaws (subject in all cases to Section 2.5(b) below) until a successor has been nominated and elected to the Board in accordance with Sections 2.1 and 2.2 of this Agreement.

2.4.	Committees; Subsidiaries.

(a) Each Stockholder shall use its respective best efforts to cause each director of the Corporation originally nominated by such Stockholder to take such corporate actions as may be reasonably required to ensure that each committee of the Board contains at least one (1) Investor Director and one (1) Management Director.

(b) The Investor Directors and the Management Directors shall have the right (but not the obligation) to cause the Corporation and each Stockholder to take, and each Stockholder shall use its respective best efforts to cause each director of the Corporation originally nominated by such Stockholder to take, such corporate actions as may be reasonably required to ensure that the composition of the board of directors (or similar governing body) of all direct and indirect Subsidiaries of the Corporation is identical to the composition of the Board.

2.5.	Vacancies and Removal.

(a) The directors designated in Section 2.1(b) will be elected at any annual or special meeting of the Stockholders (or by written consent in lieu of a meeting of the Stockholders) and will serve until their successors are duly elected and qualified or until their earlier resignation or removal.

(b) The Corporation shall notify each Stockholder of the occurrence of any vacancy in any seat of the Board. Subject to the foregoing regarding the appointment of directors, in the event a vacancy is created on the Board by reason of the death, disability, removal (with or without Cause) or resignation of any director, each of the directors hereby agrees that (i) such vacancy shall be filled in accordance with the procedures set forth in Section 2.1 and (ii) no Stockholder shall have the ability to fill any vacancy to the extent that the ability to appoint such Stockholder is specifically granted to other Stockholders pursuant to Section 2.1. No Stockholder shall have the ability to remove a director to the extent that such director was not nominated by such Stockholder (other than in the case where a director is removed as a result of being terminated by the Corporation for Cause, in which case the vacancy created thereby will again be filled by the Stockholders entitled to nominate such director).

(c) No Person may serve as a director to the extent such Person has been terminated by the Corporation for Cause.

2.6.	Non-Voting Observers.

(a) In addition to their other rights under this Agreement, (i) the Eos Entities shall be entitled to have an unlimited number of non-voting observers and (ii) if, pursuant to Section 2.1(d), the Management Stockholders appoint a Management Director other than W. Andrew Wright, III or Mark S. Heaney, each such Management Director shall be entitled to have one (1) non-voting observer (collectively, the “Observers”) who shall be designated by the applicable Eos Entity, or the Management Director, as applicable, in its sole discretion, by notice to the Corporation from time to time (and who shall also be subject to removal for no reason or any reason whatsoever by such Eos Entity or Management Director, as applicable, by notice to the Corporation from time to time).

(b) Each Observer shall be entitled to be present at all meetings of the Board (and each committee thereof that the designating director is a member of) (each, a “Corporation Governing Body”), as well as at all meetings of the board of directors (or similar governing body) of all direct and indirect Subsidiaries of the Corporation (and each committee thereof that the designating director is a member of) (each, a “Subsidiary Governing Body”). The Corporation shall notify each Observer of each meeting of each Corporation Governing Body and each meeting of each Subsidiary Governing Body, including the time and place of such meeting, in the same manner and at the same times as the members of such Corporation Governing Body or Subsidiary Governing Body, as the case may be, are notified.

(c) Each Observer shall (i) have the same access to information concerning the business and operations of the Corporation and its Subsidiaries, including, but not limited to, notes, minutes and consents, at the same times as the members of each Corporation Governing Body or Subsidiary Governing Body may receive access to such information, (ii) be entitled to participate in discussions of the affairs, finances and accounts of, and consult with, and make proposals and furnish advice to, the Corporation Governing Bodies and the Subsidiary Governing Bodies, and the members of the Corporation Governing Bodies and the Subsidiary Governing Bodies and the Corporation shall use its reasonable best efforts to cause the officers of the Corporation and its Subsidiaries to take such proposals or advice seriously and give due consideration thereto, provided, that nothing herein is intended to require compliance with any such proposal or advice or to impose liability for any failure so to comply, and (iii) be provided with copies of all notices, minutes, consents, and forms of consents in lieu of meetings of the Corporation Governing Bodies and the Subsidiary Governing Bodies and all other material that the Corporation or any of its Subsidiaries provides to members of any Corporation Governing Body or Subsidiary Governing Body as such, in each case at the same time or times as such notices, minutes, consents or forms are issued or circulated by or to, or such other material is provided to, such members. A majority of the Board shall have the right to exclude any Observer from portions of meetings of the Board or omit to provide any Observer with certain information if such members of the Board believe that (i) access to such information could be reasonably expected to adversely affect the attorney-client privilege between the Corporation and its counsel, or (ii) such disclosure is prohibited by an agreement with a third party; provided, however, that in the case of the preceding clause (ii), the Corporation will use commercially reasonable efforts to provide such documentation, which requirement shall be satisfied if the Observer is offered the opportunity to obtain such documentation by executing or otherwise becoming a party to the confidentiality restrictions on substantially the same terms (including any standstill provisions) as are applicable to the Corporation. Notwithstanding anything to the contrary contained in this Agreement, an Observer may not use or disclose any information received by such Observer, unless and except to the extent that such use or disclosure could have been made by a director of the Corporation in compliance with all laws and duties applicable to a director as such under such circumstances.

2.7.	Meetings; Expenses.

(a) The Corporation shall convene meetings of the Board at least once every three months. Upon any failure by the Corporation to convene any meeting required by this paragraph, an Investor Director or Management Director shall be empowered to convene such meeting.

(b) The Corporation shall (i) reimburse each Director and each Observer for his or her reasonable out-of-pocket expenses (including travel) incurred in connection with the attendance of meetings of the Board or any committee thereof and (ii) reimburse each Director for his or her reasonable out-of-pocket expenses (including travel) incurred in connection with conducting any other business of the Corporation (or any subsidiary thereof).

2.8.	Board Expansion Option.

Subject to Section 2.1(b)(vi), a Majority in Interest of the Investors may, in their sole discretion and at any time, by written notice to the Corporation, increase the number of directors constituting the Board up to eleven (11) and designate Additional Investor Directors to the Board in accordance with Section 2.1(b)(v) (such election, the “Board Expansion Option”).

ARTICLE III

ISSUANCE AND TRANSFER OF SHARES

3.1.	Future Stockholders.

The Corporation shall require each Person that acquires Equity Securities (excluding options to acquire Common Stock) after the date hereof (a “Future Stockholder”), as a condition to the effectiveness of such acquisition, to execute a joinder to this Agreement, substantially in the form attached hereto as Exhibit A (the “Joinder Agreement”), agreeing to be treated as (i) an Investor, if such Person acquires such Equity Securities from an Investor, (ii) a Management Stockholder, if such Person acquires such Equity Securities from a Management Stockholder, or (iii) a Management Stockholder, if such Person is not otherwise an Investor and acquires Equity Securities from the Corporation, whereupon, in each case, such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement relating to Investors or Management Stockholders, as the case may be. The parties hereto agree to take all actions to permit the Corporation to comply with all of its obligations under all agreements with the Stockholders.

3.2.	Limitations on Transfers.

(a) No Transfer of any Equity Securities by any Stockholder shall become effective unless and until (i) the transferee (unless already subject to this Agreement) executes and delivers to the Corporation a Joinder Agreement, agreeing to be treated in the same manner as the transferring Stockholder (i.e., as either an Investor or a Management Stockholder) and (ii) such Transfer is either (x) a Permitted Transfer or (y) otherwise made in compliance with this Article III. Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the transferred Equity Securities in the same manner as the transferring Stockholder. The provisions regarding Transfers of Equity Securities contained in this Article III shall apply to all Equity Securities now owned or hereafter acquired by a Stockholder. Any Transfer of Equity Securities by a Stockholder not made in accordance with this Article III shall be void ab initio.

(b) Notwithstanding anything to the contrary contained herein, no Stockholder may Transfer any Equity Securities to any Person (or to any Affiliate thereof), other than in connection with an Approved Sale, who directly or indirectly competes with the Corporation or any of the Corporation’s Subsidiaries, as determined in good faith by the Board.

(c) Each Stockholder shall, after complying with the provisions of this Agreement, but prior to any Transfer of Equity Securities, give written notice to the Corporation of such proposed Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer. Upon request by the Corporation, each Stockholder seeking to Transfer Equity Securities shall deliver a written opinion, addressed to the Corporation, of counsel for such Stockholder, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Corporation) such proposed Transfer does not involve a transaction requiring registration or qualification of such Equity Securities under the Securities Act or the securities laws of any State of the United States; provided, however, that no such opinion shall be required for a Transfer which is a Permitted Transfer or a Transfer effected pursuant to Sections 3.3, 3.4, 3.5(f), 3.6 or 3.7 hereof. Subject to compliance with the other provisions of this Agreement, if the Corporation does not request such an opinion within ten (10) Business Days of receipt of the notice, the Transferring Stockholder shall be entitled to Transfer such Equity Securities, on the terms set forth in the notice, within sixty (60) days of delivery of the notice.

(d) Notwithstanding anything to the contrary contained herein, no Management Stockholder shall be permitted to Transfer all or any part of its Equity Securities to any Person prior to the date that is five (5) years from the date hereof, other than (i) to Permitted Transferees, (ii) pursuant to Sections 3.3, 3.4, 3.5(f) or 3.7 or (iii) with the written consent of Eos Capital (which consent may be withheld in the sole discretion of Eos Capital).

(e) Each Stockholder that is an entity that was formed for the sole purpose of directly or indirectly acquiring Equity Securities or that has no substantial assets other than Equity Securities or direct or indirect interests in Equity Securities agrees that (i) certificates for shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the restrictions on transfer of shares as if such common stock or other equity interests were Equity Securities, (ii) no shares of such common stock or other equity interests may be transferred to any person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were Equity Securities and (iii) any transfer of such common stock or other equity interests shall be deemed to be a transfer of a pro rata number of Equity Securities hereunder.

3.3.	Repurchase Right.

(a) Management Stockholder Terminated for Cause. In the event that a Management Stockholder’s employment with the Corporation is terminated for Cause at any time after the date hereof, the Corporation (or its designee) shall have the right (but not the obligation), upon delivery of a Repurchase Notice to such Management Stockholder, to repurchase from such Management Stockholder (and any member of such Management Stockholder’s Group and each of such Management Stockholder’s Permitted Transferees) all or any part of the Management Stockholder Shares owned by such Management Stockholder (and each of such Management Stockholder’s Permitted Transferees) at any time (a “Repurchase Right”).

(b) Payment of the Repurchase Price. The purchase price payable by the Corporation upon exercise of a Repurchase Right (“Repurchase Price”) shall be the greater of (i) Fair Market Value (as defined below) of the Management Stockholder Shares subject to the Repurchase Right on the date of termination of such Management Stockholder’s employment with the Corporation and (ii) the Original Purchase Price. The closing of the repurchase shall occur no later than ninety (90) days following the delivery of the Repurchase Notice (the “Repurchase Date”). Notwithstanding the foregoing, if (x) a Management Stockholder is terminated for Cause for reasons other than the conviction of a felony or a crime involving fraud, theft or dishonesty, (y) the Corporation consummates a Public Offering or Sale of the Corporation within twelve (12) months of such date of termination, and (z) the Fair Market Value of such Management Stockholder Shares that would have been realized had such Management Stockholders still owned such Management Stockholder Shares upon the consummation of such Public Offering or Sale of the Corporation, as applicable, is greater than the Repurchase Price that was determined pursuant to the first sentence of this Section 3.3(b), then, within thirty (30) days of the consummation of such Public Offering or Sale of the Corporation, as the case may be, the Corporation shall pay such Management Stockholder the difference between such greater value and the Repurchase Price amount actually paid to such Management Stockholder (the “Repurchase Price Adjustment”). The Repurchase Price and, if applicable, the Repurchase Price Adjustment, shall be paid in cash (subject to the limitations set forth in Section 3.3(e) below); provided, however, that if such Repurchase Right is being exercised pursuant to Section 3.3(a) above due to such Management Stockholder’s conviction of a felony or a crime involving fraud, theft or dishonesty, the Corporation shall have the option, in its sole discretion, to pay the Repurchase Price and the Repurchase Price Adjustment by issuing to such Management Stockholder an unsecured subordinated promissory note in lieu of cash, the terms and conditions of which shall be determined in good faith by the Board.

(c) Procedures. On the Repurchase Date, the Management Stockholder shall transfer the Management Stockholder Shares subject to the Repurchase Notice to the Corporation, free and clear of all liens and encumbrances, by delivering to the Corporation the certificates representing the Management Stockholder Shares to be purchased, duly endorsed for transfer to the Corporation or accompanied by a stock power duly executed in blank, and the Corporation shall pay to the Management Stockholder the Repurchase Price. The Corporation

and the Management Stockholder each shall use his, her or its reasonable efforts to expedite all proceedings contemplated hereunder to obtain a determination of the Repurchase Price of the Management Stockholder Shares at the earliest practicable date.

(d) “Fair Market Value”. For purposes of this Section 3.3, the “Fair Market Value” of Management Stockholder Shares, as of any date of determination, shall be determined as follows:

(i) If such Management Stockholder Shares are listed on one or more national securities exchanges (within the meaning of the Securities Exchange Act of 1934, as amended), each such Management Stockholder Share so listed to be repurchased shall be valued at the closing price of such Management Stockholder Share on the principal exchange on which such shares are then trading on the most recent trading day preceding such date of determination;

(ii) If such Management Stockholder Shares are not traded on a national securities exchange but the Corporation is quoted on NASDAQ or a successor quotation system and such Management Stockholder Shares are listed as a national market issue under the NASD National Market System, each such Management Stockholder Share to be repurchased shall be valued at the mean between the closing representative bid and asked prices for such Management Stockholder Share on the most recent trading day preceding such date of determination as reported by NASDAQ or such successor quotation system; or

(iii) If such Management Stockholder Shares are not publicly traded on a national securities exchange and are not quoted on NASDAQ or a successor quotation system, the Fair Market Value of such Management Stockholder Shares to be repurchased shall be an amount determined in good faith by the Board. In the event that the affected Management Stockholder reasonably disagrees with the Board’s determination of the Fair Market Value of the Management Stockholder Shares subject to the Repurchase Right, such Management Stockholder shall have the right to an appraisal of such Management Stockholder Shares by a mutually acceptable independent accounting firm, the expense of which shall be borne by the Corporation, and the Fair Market Value determination of such appraisal shall be conclusive and binding (absent fraud or manifest error).

(e) Repurchase Rights Prohibited. Notwithstanding anything to the contrary herein, in the event that the Corporation shall not be permitted to purchase any Management Stockholder Shares upon exercise of a Repurchase Right because: (A) the purchase of Management Stockholder Shares would render the Corporation or its Subsidiaries unable to meet their obligations in the ordinary course of business taking into account any pending or proposed transactions, capital expenditures or other budgeted cash outlays by the Corporation, including, without limitation, any proposed acquisition of any other entity by the Corporation or any of its Subsidiaries; (B) the Corporation is prohibited from purchasing the Management Stockholder Shares by applicable law restricting the purchase by a corporation of its own shares or would cause or make it likely that the Corporation would become the subject of a federal bankruptcy proceeding or would otherwise cause the Corporation to become insolvent; or (C) the purchase of Management Stockholder Shares would constitute a breach of, default, or event of default under, or is otherwise prohibited by, the terms of any loan agreement or other agreement or instrument to which the Corporation or any of its Subsidiaries is a party (the “Financing Documents”) or the Corporation is not able to obtain the requisite consent of any of its lenders to the purchase of the Shares (each of the events described in (A) through (C) above being a “Repurchase Disability”), then the Corporation shall provide written notice to the Management Stockholder with respect to whom the Repurchase Right has been exercised (a “Disability Notice”) specifying the nature of the Repurchase Disability. The Corporation shall thereafter have the right (but not the obligation) to repurchase the Management Stockholder Shares described in the Repurchase Notice as soon as reasonably practicable after all Repurchase Disabilities cease to exist (or, in the case of a Management Stockholder terminated for Cause due to such Management Stockholder’s conviction of a crime involving fraud, theft or dishonesty, the Corporation may elect, but shall have no obligation, to issue a subordinated promissory note to such Management Stockholder, the terms and conditions of which shall be determined in good faith by the Board).

3.4.	Co-Sale Rights.

(a) Subject to compliance with the other applicable provisions of this Agreement, if at any time an Investor (the “Co-Sale Transferor”) proposes to Transfer any Investor Shares (other than pursuant to a Permitted Transfer) to any Third Party (the “Co-Sale Transferee”), the Co-Sale Transferor shall, at least thirty (30) days prior to the closing of such Transfer:

(i) Deliver a notice (the “Co-Sale Notice”) to all other Stockholders that hold Equity Securities (the “Other Stockholders”) detailing the terms and conditions of the proposed Transfer; provided, however, that such Co-Sale Notice shall indicate that the Co-Sale Transferee has been informed of the co-sale rights provided for in this Section 3.4 and has agreed to purchase Equity Securities in accordance with the terms hereof.

(ii) The Co-Sale Transferor shall not be permitted to Transfer any Equity Securities to the Co-Sale Transferee unless the Other Stockholders are permitted to Transfer their respective Pro Rata Amount of the aggregate number of Equity Securities to which the co-sale offer relates.

(b) The Co-Sale Transferor shall, in addition to complying with the provisions of this Section 3.4, comply with the other provisions of this Article III.

(c) Within thirty (30) days after delivery of the Co-Sale Notice, each Other Stockholder may elect to participate in the proposed Transfer by delivering to such Co-Sale Transferor a notice (the “Tag-Along Notice”) specifying the number of Equity Securities (up to his, her or its Pro Rata Amount (based upon the aggregate number of Equity Securities of the Corporation outstanding at such time) with respect to which such Other Stockholder shall exercise his, her or its rights under this Section 3.4. Each Tag-Along Notice may include any Common Stock Equivalents owned by the Other Stockholders. For purposes of this Section 3.4, each Other Stockholder may aggregate his, her or its Pro Rata Amount among Other Stockholders in his, her or its Group to the extent that such Other Stockholders in his, hers or its Group do not elect to sell their respective Pro Rata Amounts.

(d) Any Equity Securities requested to be included in any Co-Sale Notice shall be Transferred on at least the same terms and conditions as are set forth in the Co-Sale Notice, provided, however, that the price for each Common Stock Equivalent shall be (i) the product of (x) the price per share of Common Stock Transferred or to be Transferred by the Co-Sale Transferor and (y) the number of shares of Common Stock into which such Common Stock Equivalent is then convertible in accordance with the Charter.

(e) If the Transfer contemplated by the Co-Sale Notice is not completed with the Co-Sale Transferee within seventy-five (75) days following the receipt of the Co-Sale Notice by the Other Stockholders (unless the reason it is not completed relates to the Co-Sale Transferee’s breach of its agreement to purchase such Shares), then the Shares that are the subject of the Co-Sale Notice shall continue to be subject to all of the terms of this Agreement as if no Co-Sale Notice had been given.

(f) Transfers pursuant to this Section 3.4 shall be made at the offices of the Corporation on a mutually satisfactory Business Day within the applicable period described above. Delivery of stock certificates or other instruments evidencing such Transferred Shares duly endorsed for Transfer to the Co-Sale Transferee shall be made on such date against payment of the purchase price thereof.

3.5.	Preemptive Rights.

(a) If the Corporation proposes to issue any New Securities to any Person, the Corporation shall, before such issuance, deliver to the Stockholders (other than those Stockholders that are not “accredited investors” (as such term is defined in Rule 501 of the Securities Act)) (collectively, the “Subscribing Stockholders”) a written notice offering to issue to the Subscribing Stockholders such New Securities upon the terms set forth in this Section 3.5 (the “Preemptive Offer Notice”). The Preemptive Offer Notice shall state that the Corporation proposes to issue New Securities and shall set forth the number and terms and conditions (including the purchase price and the proposed purchasers) of such New Securities. The offer (the “Preemptive Offer”) shall remain open and irrevocable for a period of ten (10) Business Days (the “Preemptive Offer Period”) from the date of its delivery.

(b) Each Subscribing Stockholder may accept the Preemptive Offer by delivering to the Corporation a notice (the “Purchase Notice”) at any time during the Preemptive Offer Period. The Purchase Notice shall state the number (the “Preemptive Offer Number”) of New Securities such Subscribing Stockholder desires to purchase. If the sum of all Preemptive Offer Numbers exceeds the number of New Securities, the New Securities shall be allocated among the Subscribing Stockholders that delivered a Purchase Notice in accordance with their respective Pro Rata Amount (based on the aggregate number of Common Stock Equivalents outstanding at the time of the Preemptive Offer and held by all Subscribing Stockholders).

(c) The issuance of New Securities to the Subscribing Stockholders who delivered a Purchase Notice shall be made on a Business Day, as designated by the Corporation,

not less than ten (10) and not more than sixty (60) days after expiration of the Preemptive Offer Period on those terms and conditions of the Preemptive Offer not inconsistent with this Section 3.5.

(d) If the number of New Securities exceeds the sum of all Preemptive Offer Numbers, the Corporation may issue such excess or any portion thereof on the terms and conditions set forth in the Preemptive Offer to any Person within ninety (90) days after expiration of the Preemptive Offer Period. If such issuance is not made within such 90-day period, the restrictions provided for in this Section 3.5 shall again become effective.

(e) For purposes of this Section 3.5 each Subscribing Stockholder may aggregate his, her or its Pro Rata Amount among other Subscribing Stockholders in his, her or its Group to the extent that other Subscribing Stockholders in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

(f) Notwithstanding anything to the contrary contained herein, the Corporation may, in order to expedite the issuance of the New Securities under this Section 3.5, issue all or a portion of the New Securities to one or more Persons (each, an “Initial Subscribing Investor”), without complying with the provisions of this Section 3.5; provided, that prior to such issuance, either (i) each Initial Subscribing Investor agrees to offer to sell to each Stockholder who is an accredited investor (as such term is defined in Rule 501 under the Securities Act) and who is not an Initial Subscribing Investor (each such Stockholder, an “Other Accredited Stockholder”) his or its respective Pro Rata Amount of such New Securities on the same terms and conditions as issued to the Initial Subscribing Investors or (ii) the Corporation shall offer to sell an additional amount of New Securities to each Other Accredited Stockholder only in an amount and manner which provides such Other Accredited Stockholders with rights substantially similar to the rights outlined in Sections 3.5(b) and 3.5(c). The Initial Subscribing Investors or the Corporation, as applicable, shall offer to sell such New Securities to each Other Accredited Stockholder within sixty (60) days after the closing of the purchase of the New Securities by the Initial Subscribing Investors.

(g) The provisions of this Section 3.5 may be waived in writing with respect to an issuance of New Securities by a Majority in Interest of the Investors, provided, that none of the Investors acquire any New Securities in connection with such issuance.

3.6.	Right of First Refusal.

(a) If any Management Stockholder receives an offer to purchase all or any portion of his or its Management Stockholder Shares (or any Equity Securities issued in respect thereof) (the recipient of such an offer, the “Seller” and the Equity Securities subject to such offer, the “Refusal Shares”), from an unrelated bona fide third party purchaser and the Seller desires to accept such offer, the Seller shall set forth the terms of the offer, including, without limitation, the number of Equity Securities to which such offer relates, the proposed amount and type of consideration and the identity and address of the proposed third party purchaser in a notification (the “Offer Notice”) and deliver such offer to the Corporation and the Investors (the “Offerees”).

(b) For a period of twenty (20) days from the date of receipt of the Offer Notice, the Corporation shall have the option, exercisable by providing notification to the Seller, to purchase all or a portion of the Refusal Shares on substantially the same terms and conditions as are set forth in the Offer Notice.

(c) If the Corporation fails to elect to purchase all of the Refusal Shares within such twenty (20) day period, or if the Corporation elects to purchase some but not all of the Refusal Shares, then the Investors and the Management Stockholders (other than the Seller) shall have a second option, in accordance with their Pro Rata Amounts, exercisable by providing notification to the Seller within thirty (30) days from the date of receipt of the Offer Notice, to purchase any and all of the remaining Refusal Shares.

(d) For purposes of this Section 3.6, each Investor and Management Stockholder (other than the Seller) may aggregate his, her or its Pro Rata Amount among other Investors or Management Stockholders, as applicable, in his, her or its Group to the extent that other Investors or Management Stockholders, as applicable, in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

(e) If the Corporation, the Investors and the Management Stockholders, either individually or in the aggregate, elect to purchase all (but not less than all) of the Refusal Shares, then the Corporation, the Investors and the Management Stockholders, as the case may be, shall be obligated to purchase, and the Seller shall be obligated to sell, the Refusal Shares at the price and on the other terms and conditions set forth in the Offer Notice.

(f) If the Corporation, the Investors and the Management Stockholders shall not have elected to purchase, in the aggregate, all of the Refusal Shares, or if the sale to the Corporation, the Investors and the Management Stockholders is not completed within seventy-five (75) days following receipt of the Offer Notice (unless the reason it is not completed relates to the Seller’s breach of its agreement to sell), the Seller shall be free to sell all (but not less than all) of the Refusal Shares to the third party purchaser identified in the Offer Notice at the price and on the other terms and conditions contained in the Offer Notice within seventy-five (75) days after the expiration of all election periods provided for in this Section 3.6, but not to any other purchaser, or at any other price or upon any other terms and conditions materially different than those contained in the Offer Notice. However, if the Seller has not completed the sale of all of the Refusal Shares within such seventy-five (75) day period in accordance with the above conditions, then the Refusal Shares shall continue to be subject to all of the terms of this Agreement as if no Offer Notice had been given.

(g) Transfers pursuant to this Section 3.6 shall be made at the offices of the Corporation on a mutually satisfactory Business Day within the applicable period described above. Delivery of stock certificates or other instruments evidencing such Refusal Shares duly endorsed for Transfer shall be made on such date against payment of the purchase price thereof.

(h) The provisions of this Section 3.6 shall not apply with respect to (i) Permitted Transfers, or (ii) Transfers pursuant to Sections 3.3, 3.4, 3.5(f) or 3.7.

3.7.	Approved Sale; Sale of the Corporation.

(a) At any time that a Majority in Interest of the Investors shall approve a Sale of the Corporation to one or more Persons (an “Approved Sale”), each Stockholder and the Corporation shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (A) a merger or consolidation of the Corporation, each Stockholder shall, and hereby does, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation and hereby instructs the Board to vote in favor of such Approved Sale, or (B) a sale of shares of capital stock, each Stockholder shall, and hereby does, agree to sell their Equity Securities on the terms and subject to the conditions approved by such Investors. All Stockholders and the Corporation shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including, without limitation, the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide the customary representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (2) to effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below. The Stockholders shall not be required to comply with, and shall have no rights under, Section 3.1 through 3.6 in connection with any Approved Sale.

(b) The Corporation shall provide the Stockholders with written notice of any Approved Sale at least ten (10) days prior to the consummation thereof setting forth in reasonable detail the terms (including price, time and form of payment) of any Approved Sale. The obligations of the Stockholders to participate in any Approved Sale are subject to the satisfaction of the following conditions:

(i) each Stockholder shall receive the same portion of the aggregate consideration from such Approved Sale that such Stockholder would have received if such aggregate consideration (in the case of an asset sale, after payment or provision for all liabilities) had been distributed by the Corporation in a Liquidation;

(ii) if any Stockholders of a class, series or type of Equity Securities are given an option as to the form and amount of consideration to be received with respect to Equity Securities in a class, series or type, all holders of Equity Securities of such class, series or type will be given the same option; and

(iii) no Stockholder shall be obligated to pay more than his or its Pro Rata Amount of any indemnity payments, escrow amounts or reasonable expenses incurred (based on the proportion of the aggregate transaction consideration received) in connection with a consummated Approved Sale to the extent such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Corporation or the acquiring party (expenses incurred by or on behalf of a Stockholder for its or his sole benefit not being considered expenses incurred for the benefit of all Stockholders).

(c) Each Stockholder and the Corporation hereby grants an irrevocable proxy and power of attorney to any nominee of a Majority in Interest of the Investors (which may be an Investor) (the “Investor Nominee”) to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by such Person to effectuate the consummation of any Approved Sale. The Stockholders hereby agree to indemnify, defend and hold the Investor Nominee harmless (severally in accordance with their pro rata share of the consideration received in any such Approved Sale (and not jointly and severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby.

(d) In addition to the obligations of the Corporation and the Stockholders set forth in this Section 3.7, if the Corporation has not consummated a Sale of the Corporation or a QIPO on or before the fifth anniversary of the date of this Agreement, then, at any time after such date at the request of a Majority in Interest of the Investors, the Corporation shall retain a nationally recognized investment bank (which shall be reasonably acceptable to a Majority in Interest of the Investors) for the purpose of effecting a Sale of the Corporation. The Corporation shall cause each of its officers to participate actively in the sale process (including assisting with the preparation of an offering memorandum and being available to meet with representatives of prospective purchasers) as requested by such investment bank and the Board. The Corporation shall permit the Investor Nominee to represent the Corporation in such sale process. The Corporation and the Stockholders shall expeditiously effect a Sale of the Corporation on terms reasonably satisfactory to a Majority in Interest of the Investors. In connection therewith, the Corporation and Stockholders shall comply with all of their obligations set forth in Sections 3.7(a) through 3.7(c) with respect to such Sale of the Corporation and shall indemnify the Investor Nominee with respect to its appointment under this Section 3.7(d) in the manner specified in Section 3.7(c).

ARTICLE IV

PROTECTIVE PROVISIONS

4.1.	Investor Director Protective Covenants.

The Corporation shall not take any of the following actions without the prior written approval of at least one (1) Investor Director:

(a) (A) issue or authorize any options (other than options not to exceed 83,272 issued pursuant to the Corporation’s Stock Incentive Plan), (B) issue any stock appreciation or similar rights, (C) create a bonus plan or program or issue any bonuses or agree to issue bonuses, the payment of which is contingent upon the occurrence of a Liquidation, change of control or similar event, (D) redeem, repurchase or acquire any Equity Securities, or (E) re-price any stock options;

(b) issue debt for borrowed money (other than debt issued to a Subsidiary);

(c) pledge any assets (other than in connection with capital leases or other financings that have been previously approved by a Majority in Interest of the Investors);

(d) make any changes in accounting methods or policies (other than as required by U.S. generally accepted accounting principles), or any change in the Corporation’s auditors;

(e) effect any sales or other dispositions of assets exceeding $100,000;

(f) adopt an annual budget, operating budget or business plan;

(g) effect any changes in the strategic direction or lines of business of the Corporation not specified in the business plan approved by the Board;

(h) change the name under which the Corporation conducts business;

(i) create any Subsidiary;

(j) create any committee of the Board or permit any such committee to take any action;

(k) make investments in any other Person (other than a Subsidiary);

(l) commence or terminate the employment of the chief executive officer, president, chief financial officer, chief operating officer or any other senior executive officer of the Corporation, or amend or revise the terms of any employment agreement with any such officer;

(m) enter into any contract or agreement with any officer, director, stockholder, Affiliate or employee (each a “Related Person”) of the Corporation or any Subsidiary, including, without limitation, for the sale or repurchase of any of the Corporation’s Equity Securities (other than (A) repurchase rights existing on or prior to the date of this Agreement (B) the Management Agreement or (C) any contract or agreement entered into with such Related Person on terms not less favorable to the Corporation or Subsidiary, as the case may be, than would be obtained in a transaction with a Person which is not a Related Person);

(n) grant any exclusive rights to any intellectual property of the Corporation;

(o) change or otherwise modify in any way the compensation of any employee with an aggregate annual compensation package equal to or greater than $150,000 (inclusive of any annual bonus that may be payable to such employee);

(p) enter into any contract, commitment or arrangement (other than the Management Agreement) with respect to the receipt by the Corporation (or any Subsidiary thereof) of either (i) investment banking services with respect to material issuances of securities or (ii) advisory services with respect to mergers and acquisitions involving the Corporation (or any Subsidiary thereof);

(q) settle any workers’ compensation claims or any material lawsuit, arbitration, proceeding or investigation related thereto, other than those workers’ compensation claims, material lawsuits, arbitrations, proceedings or investigations for which the Investors have received written notification that the Sellers (as defined in the Purchase Agreement) are obligated to fully indemnify, defend and hold harmless the Investors or the Corporation for any and all losses in connection therewith under the terms of the Purchase Agreement; or

(r) agree to take any of the foregoing actions.

4.2.	Investor Stockholders Protective Covenants.

The Corporation shall not take any of the following actions without the prior written approval of a Majority in Interest of the Investors:

(a) effect any changes in the strategic direction or lines of business of the Corporation not specified in the business plan approved by the Board;

(b) issue or authorize any Equity Securities (other than options issued pursuant to the Corporation’s Stock Incentive Plan) ;

(c) effect any acquisition by the Corporation of any business (whether by purchase of stock or assets) or any expenditures in excess of $50,000 not included in the annual operating budget;

(d) take any action that could result in a Liquidation;

(e) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Preferred Stock;

(f) effect any changes in the Charter or Bylaws;

(g) except as otherwise contemplated in this Agreement, alter the size of the Board or any committee thereof;

(h) in any manner, directly or indirectly, and whether in cash, securities, dividends or other property, pay or declare or set apart for payment, any dividends (other than dividends at the Series A Dividend Rate (as defined in the Charter) with respect to the shares of Series A Preferred Stock or make any other distribution on or with respect to any Equity Securities;

(i) initiate a process with respect to, or consummate, a Public Offering; or

(j) agree to take any of the foregoing actions.

4.3.	Management Stockholders Protective Covenants.

For so long as the Management Stockholders continue to own, directly or indirectly, at least twenty-five percent (25%) of the Management Stockholder Shares owned by them in the aggregate on the date hereof, the Corporation shall not take any of the following actions without the prior written approval of a Majority in Interest of the Management Stockholders:

(a) effect any changes in the strategic direction or lines of business of the Corporation not specified in the business plan approved by the Board;

(b) create any Subsidiary not, directly or indirectly, wholly-owned by the Corporation, or issue any Equity Securities or rights to acquire Equity Securities in any Subsidiary (other than to the Corporation or a wholly-owned Subsidiary of the Corporation);

(c) create any committee of the Board;

(d) enter into any contract or agreement with any Related Person of the Corporation or any Subsidiary, including, without limitation, for the sale or repurchase of any of the Corporation’s Equity Securities (other than (i) repurchase rights existing on or prior to the date of this Agreement, (ii) the Management Agreement or (iii) any contract or agreement entered into with such Related Person on terms materially not less favorable to the Corporation or a Subsidiary, as the case may be, than would be obtained in a transaction with a Person which is not a Related Person);

(e) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Preferred Stock;

(f) except as otherwise contemplated in this Agreement, alter the size of the Board or any committee thereof;

(g) effect any changes in the Charter or Bylaws to the extent that such change would have a disproportionate impact on the rights of the Management Stockholders; or

(h) agree to take any of the foregoing actions.

4.4.	Subsidiaries and Committees.

At any time that the Corporation has any Subsidiary or committee, it shall not permit such Subsidiary or committee, as the case may be, to take any of the foregoing actions set forth in Sections 4.1, 4.2 or 4.3 (with all references to the Corporation deemed to be references to such Subsidiary or committee) without the prior written approval of an Investor Director, a Majority in Interest of the Investors, or a Majority in Interest of the Management Stockholders, as the case may be.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.	Information Rights.

(a) The Corporation shall deliver the following reports to each Investor and each Major Management Stockholder:

(i) as soon as available and in any event within thirty (30) days after the end of each month of each fiscal year of the Corporation, consolidated and consolidating balance sheets of the Corporation and its Subsidiaries as of the end of such period, and consolidated and consolidating statements of income and cash flows of the

Corporation and its Subsidiaries for the period then ended, including a report containing a management’s discussion and analysis of such financial results prepared in conformity with GAAP, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(ii) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Corporation, consolidated and consolidating balance sheets of the Corporation and its Subsidiaries as of the end of such period, and consolidated and consolidating statements of income and cash flows of the Corporation and its Subsidiaries for the period then ended prepared in conformity with GAAP, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(iii) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Corporation, a consolidated and consolidating balance sheet of the Corporation and its Subsidiaries as of the end of such year, and consolidated and consolidating statements of income and cash flows of the Corporation and its Subsidiaries for the year then ended prepared in conformity with GAAP, except as otherwise noted therein, together with an auditor’s report thereon of a public accounting firm of established national reputation;

(iv) to the extent the Corporation (or any Subsidiary thereof) is required to prepare such financial statements (or obtain such audit letters), any financial statements actually prepared by the Corporation (or any such Subsidiary), or audit letters actually obtained by the Corporation (or any such Subsidiary) from any auditor of such financial statements, in each case as soon as available to the Corporation (or such Subsidiary); and

(v) to the extent the Corporation (or any Subsidiary thereof) is required by law to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Corporation (or any Subsidiary thereof) as soon as available.

(b) The Corporation and its Subsidiaries shall provide to each Investor and each Major Management Stockholder, true and correct copies of all documents, reports, financial data and other information as an Investor or Major Management Stockholder may reasonably request. The Corporation shall permit any authorized representatives designated by an Investor or Major Management Stockholder to visit and inspect any of the properties of the Corporation and its Subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as an Investor or Major Management Stockholder may reasonably request.

(c) The Corporation will give each Investor and each Major Management Stockholder reasonable prior notice (it being agreed that substantially the same prior notice given to the members of the Board shall be deemed reasonable prior notice) of the time and place of any proposed meeting of the Board. The Corporation will deliver to each Investor and each Major Management Stockholder copies of all material documentation distributed from time to time to the members of the Board or any applicable committee thereof, at such time as such documents are so distributed to them, including copies of any written consent. The Corporation reserves the right to withhold any such documentation if (i) access to such documentation could be reasonably expected to adversely affect the attorney-client privilege between the Corporation and its counsel or (ii) such disclosure is prohibited by an agreement with a third party; provided, however, that in the case of the preceding clause (ii), the Corporation will use commercially reasonable efforts to provide such documentation, which requirement shall be satisfied if the Investor or Major Management Stockholder is offered the opportunity to obtain such documentation by executing or otherwise becoming a party to the confidentiality restrictions on substantially the same terms (including any standstill provisions) as are applicable to the Corporation. Notwithstanding anything to the contrary contained in this Agreement, an Investor or Major Management Stockholder may not use or disclose any information received by such Investor or Major Management Stockholder, unless and except to the extent that such use or disclosure could have been made by a director of the Corporation in compliance with all laws and duties applicable to a director as such under such circumstances.

5.2.	Access to Records and Properties.

The Corporation shall permit any Investor and its employees, counsel and other authorized representatives, and any Major Management Stockholder (collectively, “Authorized Representatives”) during normal business hours and upon reasonable advance notice (which shall not be less than one-day’s prior notice) to (a) visit and inspect the assets and properties of the Corporation and its Subsidiaries, (b) examine the books of accounts and records of the Corporation and its Subsidiaries, (c) make copies of such records and (d) discuss all aspects of the Corporation and its Subsidiaries with any officers, employees or accountants of the Corporation and its Subsidiaries; provided, however, that such investigation shall not unreasonably interfere with the operations of the Corporation and its Subsidiaries. The Corporation will instruct the accountants of the Corporation and its Subsidiaries to discuss such aspects of the financial condition of the Corporation and its Subsidiaries with any such Investor or Major Management Stockholder and its Authorized Representatives as such Investor or Major Management Stockholder may reasonably request, and to permit such Investor, Major Management Stockholder and their Authorized Representatives to inspect, copy and make extracts from such financial statements, analyses, and other documents and information (including electronically stored documents and information) prepared by the accountants with respect to the Corporation and its Subsidiaries as such Investor or Major Management Stockholder may reasonably request. All costs and expenses incurred by such Investor, Major Management Stockholder and their Authorized Representatives in connection with exercising such rights of access shall be borne by such Persons, and all out-of-pocket costs and expenses incurred by the Corporation and its Subsidiaries in complying with any extraordinary requests by such Persons and its representatives in connection with exercising such access rights shall be borne by such Persons.

5.3.	Regulatory Matters.

Each Stockholder agrees to cooperate with the Corporation in all reasonable respects in complying with the terms and provisions of the Regulatory Agreement regarding regulatory matters. Anything contained in this Section 5.3 to the contrary notwithstanding, no Stockholder shall be required under this Section 5.3 to take any action that would adversely affect in any material respect such Stockholder’s rights under this Agreement or as a Stockholder.

5.4.	Expenses.

The Corporation will pay, and hold the Investors and the Management Stockholders, as the case may be, and/or their respective representatives harmless against all liability for the payment of, (i) all costs and other expenses incurred from time to time by the Corporation or any of its Subsidiaries in connection with the Corporation’s or any of its Subsidiaries’ performance of and compliance with all agreements and conditions contained in this Agreement on its part to be performed or complied with, (ii) the out-of-pocket costs and expenses incurred by the Investors and any of their Affiliates at or prior to the consummation of the transactions contemplated by this Agreement, including fees and charges of counsel, accountants and other advisors, in connection with the purchase of the securities contemplated by the Purchase Agreement or any securities directly or indirectly issuable upon the conversion, exercise or exchange of such securities, (iii) the reasonable costs and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by the Stockholders and their respective Affiliates in connection with any amendment or waiver of, or enforcement of, any of the provisions of this Agreement; provided, however, that none of the Stockholders shall be entitled to reimbursement for any costs incurred in connection with a dispute hereunder, (iv) any out-of-pocket costs incurred by the Stockholders or their Affiliates in rendering assistance to the Corporation or any of its Subsidiaries, to the extent the Corporation or such Subsidiary requested such assistance (it being understood that, except as set forth in the Management Agreement, the Investors and their Affiliates shall not be obligated to render, and may charge additional fees for, such assistance), (v) the fees and expenses incurred by the Investors and their Affiliates in any filing with any Governmental Entity with respect to its investment in the Corporation or in any other filing with any Governmental Entity with respect to the Corporation or any of its Subsidiaries that mentions the Investors or any of their Affiliates, and (vi) any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of the Purchase Agreement and any of the transactions contemplated thereby, or any modification, amendment or alteration of the Purchase Agreement, and all issue taxes in respect of the issuance of any securities of the Corporation; provided, however, that it is understood by the parties hereto that the Management Stockholders shall not be entitled to reimbursement for any costs and expenses, or indemnified for any liability, arising from, in connection with or related to the preparation for and consummation of the transactions contemplated by the Purchase Agreement.

5.5.	Irrevocable Proxy.

Except as set forth in Section 2.2(c) and 3.7(c) hereof, James A. Wright and Courtney E. Panzer hereby deliver to W. Andrew Wright, III an irrevocable proxy, coupled with an interest, authorizing W. Andrew Wright, III to act as proxy of such Management Stockholder, with full powers of substitution and resubstitution, and hereby authorize W. Andrew Wright, III to vote, give consents and in all other ways act in such Management Stockholder’s place with respect to all Management Stockholder Shares held by such Management Stockholder (and any and all other Equity Securities issued in respect thereof) in connection with such Management Stockholder’s agreements contained in this Agreement (other than Section 2.2(c) and 3.7(c) hereof), which proxy shall be valid and remain in effect throughout the term of this Agreement.

5.6.	Director’s and Officer’s Insurance.

The Company and each Subsidiary shall maintain, or shall cause to be maintained, director’s and officer’s liability insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates and on commercially reasonable terms.

ARTICLE VI

MISCELLANEOUS

6.1.	Termination.

This Agreement shall automatically terminate and be of no further force or effect as of the Termination Date.

6.2.	Legend on Stock Certificates.

Each certificate representing shares of capital stock that are subject to this Agreement shall bear a legend substantially in the following form:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT DATED AS OF SEPTEMBER 19, 2006 (AS IT MAY BE AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME-TO-TIME), AMONG ADDUS HOLDING CORPORATION AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF ADDUS HOLDING CORPORATION.”

6.3.	Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

(b) Dispute Resolution.

(i) Any controversy or claim arising out of or relating to this Agreement (including, without limitation, as to arbitrability), or the breach thereof, shall be settled by individual arbitration (as opposed to class or collective arbitration) administered by a

Person (the “Arbitrator”) mutually selected by the parties to any such dispute. If the parties are unable to agree upon the Arbitrator, they shall each select an arbitrator and the selected arbitrators shall appoint a separate arbitrator to act as the Arbitrator. For purposes of this Section 6.3(b), (x) if the dispute involves the Investors as a group, a Majority in Interest of the Investors shall act on behalf of the Investors as a group, (y) if the dispute involves the Management Stockholders as a group, a Majority in Interest of the Management Stockholders shall act on behalf of the Management Stockholders as a group, and (z) if the dispute involves the Company, the board of directors of the Company or a duly authorized officer shall act on behalf of the Company.

(ii) In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement, or the breach hereof or thereof, the parties shall use their commercially reasonable efforts to resolve the dispute, claim, question or disagreement. To this effect, each party to the dispute shall appoint a representative (a “Representative”) and the appointed Representatives will meet in person or by telephone within ten (10) Business Days of any party’s receipt of a written notice informing that party of the existence of a dispute, claim, question or disagreement. If the Representatives do not resolve or settle the matter within ten (10) Business Days after the initial meeting, or following any longer period as the parties may agree to in writing, the Representatives shall then immediately submit the dispute to binding arbitration in accordance with this Section 6.3(b).

(iii) The arbitration hearing shall commence within ninety (90) calendar days after the Arbitrator is selected, unless the Representatives agree to extend this time period. The arbitration shall take place in New York, New York.

(iv) The arbitration shall be conducted pursuant to the Federal Rules of Procedure and the Federal Rules of Evidence. The Arbitrator will have full power to give directions and make such orders as the Arbitrator deems just. Nonetheless, the Arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement.

(v) The Arbitrator shall issue a written decision within thirty (30) days after the conclusion of the arbitration hearing, which decision shall be rendered without reference to the reason for the arbitrator’s decision or any citation to precedent. The agreement to arbitrate will be specifically enforceable. The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered in any court of competent jurisdiction. The fees and expenses of the arbitrator shall be allocated between the parties to the dispute in the same proportion that the aggregate amount of the disputed items submitted to the Arbitrator that is unsuccessfully disputed by each such party (as finally determined by the Arbitrator) bears to the total amount of such disputed items so submitted.

(vi) During any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement.

6.4.	Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.5.	Assignments; Successors and Assigns.

Except in connection with any Transfer of Shares in accordance with this Agreement, the rights of each party under this Agreement may not be assigned. This Agreement shall bind and inure to the benefit of the parties and their respective successors, permitted assigns, legal representatives and heirs.

6.6.	Amendments; Waivers.

The terms and provisions of this Agreement may not be modified or amended except pursuant to a writing signed by the Corporation and Stockholders holding at least a majority of all outstanding Equity Securities; provided, however, any such modification or amendment that would have a disproportionate impact on the rights of (i) the Management Stockholders shall not be effective without the prior written consent of a Majority in Interest of the Management Stockholders and (ii) Freeport shall not be effective without the prior written consent of Freeport. Any waiver of any provision of this Agreement requested by any party hereto must be granted in advance, in writing by the party granting such waiver; provided, however, that a Majority in Interest of the Investors may grant a waiver on behalf of all Investors and a Majority in Interest of the Management Stockholders may grant a waiver or effect a modification or amendment on behalf of all Management Stockholders.

6.7.	Notices.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

if to the Corporation:

Addus Holding Corporation

c/o Eos Management, Inc.

320 Park Avenue

New York, New York 10022

Attention: Mark L. First

Telephone: (212) 832-5800

Facsimile: (212) 832-5815

with a copy (which shall not constitute notice) to:

King & Spalding, LLP

1185 Avenue of the Americas

New York, New York 10036

Attention: Dominick P. DeChiara, Esq.

Telephone: (212) 827-4098

Facsimile: (212) 556-2222;

if to the Stockholders, to their respective addresses set forth on Annex I and II hereto.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next Business Day following such dispatch and (c) in the case of mailing, on the third Business Day after the posting thereof.

6.8.	Headings.

The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

6.9.	Nouns and Pronouns.

Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

6.10.	Entire Agreement.

This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties hereto represent and warrant that there are no other agreements or understandings regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

6.11.	Counterparts.

This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

6.12.	Conflicting Agreements.

No Stockholder shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Stockholders or with Persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of Equity Securities in a manner which is inconsistent with this Agreement, but excluding the transaction documents contemplated by the Purchase Agreement.

6.13.	Third Party Reliance.

Notwithstanding anything contained herein to the contrary, the covenants of the Corporation contained in this Agreement (a) are being given by the Corporation as an inducement to the Stockholders to enter into this Agreement (and the Corporation acknowledges that the Stockholders have expressly relied thereon) and (b) are solely for the benefit of the Stockholders. Accordingly, no third party (including, without limitation, any holder of capital stock of the Corporation) or anyone acting on behalf of anyone thereof other than the Stockholders, shall be a third party or other beneficiary of such covenants and no such third party shall have any rights of contribution against the Stockholders or the Corporation with respect to such covenants or any matter subject to or resulting in indemnification under this Agreement or otherwise.

6.14.	Consultation with Counsel, etc.

Each Stockholder who or which executes and delivers a counterpart signature page to this Agreement hereby acknowledges that he, she or it has had the opportunity to consult with his, her or its own counsel with respect to the subject matter of this Agreement, and has read and understands all of the provisions of this Agreement. Each Stockholder who or which executes and delivers a counterpart signature page to this Agreement hereby further acknowledges that he, she or it has had the opportunity to ask questions of, and to seek additional information from, the Corporation with respect to each of the matters set forth herein.

6.15.	Prevailing Party.

Subject to Section 6.3(b), if any party to this Agreement brings an action or proceeding directly or indirectly based upon this Agreement or the matters contemplated hereby against any other party hereto (or its Afiliates), the Prevailing Party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable fees, costs and expenses in connection with such action or proceeding, including, but not limited to, reasonable attorneys’ fees, fees of expert witnesses and expenses and court costs. In any action seeking monetary damages, (A) the party bringing such action must expressly state a claimed dollar amount in its complaint or as a counterclaim in its answer and (B) the parties agree that they may not amend their respective complaint or answer to change the dollar amount of damages originally sought.

6.16.	Interpretation.

Notwithstanding anything to the contrary contained herein or in the Bylaws, to the extent that any provision contained in this Agreement conflicts with any provision contained in the Bylaws, the provision contained in this Agreement shall govern.

6.17.	Lender.

Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of Freeport, any of its affiliates or any other lender in their capacity as lenders to the Corporation or any of its Affiliates or Subsidiaries pursuant to any agreement under which the Corporation or such Affiliate or Subsidiary has borrowed money. Without limiting the generality of the foregoing, neither Freeport nor any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have any duty to consider (a) its status as a direct or indirect stockholder of the Corporation, (b) the interests of the Corporation or any of its Affiliates or Subsidiaries or (c) any duty it may have to any other direct or indirect stockholder of the Corporation, except as may be required under the applicable loan documents.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement on the date first written above.

ADDUS HOLDING CORPORATION

By:	/s/ Simon A. Bachleda
Name:	Simon A. Bachleda
Title:	Secretary

Signature Page to

Holdings Stockholders’ Agreement

INVESTORS

EOS CAPITAL PARTNERS III, LP

By:	ECP General III, L.P., its General Partner

By:	ECP III, LLC, its General Partner

By:	/s/ Brian D. Young
Name:	Brian D. Young
Title:	Chairman

EOS PARTNERS SBIC III, L.P.

By:	Eos SBIC General III, L.L.C., its General Partner

By:	Eos Partners, L.P., its Managing Member

By:	Eos General, L.L.C., its General Partner

By:	/s/ Brian D. Young
Name:	Brian D. Young
Title:	Managing Member

FREEPORT LOAN FUND LLC

By:	/s/ Chad Blakeman
Name:	Chad Blakeman
Title:	Duly Authorized Signatory

Signature Page to

Holdings Stockholders’ Agreement

MANAGEMENT STOCKHOLDERS

/s/ W. Andrew Wright, III
W. Andrew Wright, III

/s/ Mark S. Heaney
Mark S. Heaney

/s/ James A. Wright
James A. Wright

/s/ Courtney E. Panzer
Courtney E. Panzer

ADDUS TERM TRUST

By:	/s/ W. Andrew Wright III
Name:	W. Andrew Wright III
Title:	Trustee

W. ANDREW WRIGHT GRANTOR RETAINED ANNUITY TRUST

By:	/s/ W. Andrew Wright III
Name:	W. Andrew Wright III
Title:	Trustee

Signature Page to

Holdings Stockholders’ Agreement

ANNEX I

INVESTORS

Investor	Investor Shares
Eos Capital Partners III, L.P. c/o Eos Partners, L.P. 320 Park Avenue New York, New York 10022 Telephone: (212) 832-5800 Facsimile: (212) 832-5815 Attn: Mark L. First	28,940 shares of Series A Preferred Stock

Eos Partners SBIC III, L.P. 320 Park Avenue New York, New York 10022 Telephone: (212) 832-5800 Facsimile: (212) 832-5815 Attn: Mark L. First	8,310 shares of Series A Preferred Stock

In each case, with a copy (which shall not constitute notice) to:

King & Spalding, LLP 1185 Avenue of the Americas New York, New York 10036 Attention: Dominick P. DeChiara, Esq. Telephone: (212) 827-4098 Facsimile: (212) 556-2222

Freeport Loan Fund LLC c/o Freeport Financial LLC 500 West Madison Street, Suite 1710 Chicago, Illinois 60661 ATTN: Addus HealthCare, Inc. Account Officer Tel: (312) 281-4605 Fax: (312) 558-5700	500 shares of Series A Preferred Stock

In each case, with a copy (which shall not constitute notice) to:

Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 ATTN: Patrick Hardiman
Tel: (312) 558-5634 Fax: (312) 558-5700

ANNEX II

MANAGEMENT STOCKHOLDER

Management Stockholder	Management Stockholder Shares
W. Andrew Wright, III 281 Steeplechase Road Barrington, IL 60010	71,536 shares of Common Stock

Addus Term Trust 281 Steeplechase Road Barrington, IL 60010	3,114 shares of Common Stock

W. Andrew Wright Grantor Retained Annuity Trust 281 Steeplechase Road Barrington, IL 60010	12,552 shares of Common Stock

Mark S. Heaney 1340 Inverness Lane Schereville, IN 46375	5,285 shares of Common Stock

James A. Wright 79 Spring Creek Road Barrington Hills, IL 60010	944 shares of Common Stock

Courtney E. Panzer 4N 539 Hidden Oaks Road St. Charles, IL 60175	944 shares of Common Stock

In each case, with a copy (which shall not constitute notice) to:

Foley & Lardner LLP 777 E Wisconsin Avenue Milwaukee, WI 53202-5306 Attention: Patrick G. Quick, Esq. Telephone: (414) 271-2400 Facsimile: (414) 297-4900

ANNEX III

Alternate Directors
James A. Wright
Elaine M. Wright
Jeffrey R. Lange
Susan Heaney
Christopher Heaney
Robert Mrofka

2

EXHIBIT A

STOCKHOLDERS’ AGREEMENT JOINDER

By execution of this Joinder, the undersigned agrees to become a party to that certain Stockholders’ Agreement dated as of September 19, 2006, among Addus Holdings Corporation and the Stockholders which are parties thereto (as the same may be amended, restated or otherwise modified from time-to-time). The undersigned shall have all the rights, and shall observe all the obligations, applicable to a Stockholder and [Investor] [Management Stockholder] thereunder.

Name:

Address for	with copies
Notices:	to: